Exhibit 10.37
SUBLEASE AGREEMENT
This SUBLEASE AGREEMENT (“Sublease”) is made as of the Effective Date set forth below, and is by and between COWI NORTH AMERICA, INC., a Delaware corporation (“Sublandlord”), and PDS BIOTECHNOLOGY CORPORATION, a Delaware corporation (“Subtenant”).   Sublandlord and Subtenant hereby agree:
BASIC SUBLEASE TERMS
1. BASIC SUBLEASE INFORMATION AND EXHIBITS.  The following terms as used herein shall have the meanings provided in this Section 1, unless otherwise specifically modified by provisions of this Sublease:
(a) Effective Date: March 5, 2020
(b) Subtenant: PDS Biotechnology Corporation
(c) Address of Subtenant:       25B Vreeland Road, Florham Park,
                    Suite 300
                    New Jersey 07932
                   Attn: Andrew Saik
(d) Sublandlord: COWI North America, Inc.
(e) Address of Sublandlord:      1191 2ND Avenue, Suite 1110
                             Seattle, Washington 98101
                             Attn: George Niktaris, Chief Financial Officer
(f)Subleased Premises: Approximately eleven thousand one hundred seventy-eight (11,178) rentable square feet (“RSF”) comprising a portion of the third (3rd) floor in the Building (defined below) and commonly known as Suite 300, as shown on Exhibit A attached hereto.  The Subleased Premises constitute all of the Premises leased by Sublandlord from Master Lessor pursuant to the Master Lease, as such terms are defined below.
(g)Building: The building commonly known as Florham Park Corporate Center – Building B and located at 25B Vreeland Road, Florham Park, New Jersey 07932, situated on real property more particularly described in the Master Lease (the “Property”).
(h)Term: Approximately forty (40) months, commencing on May 1, 2020 (the “Commencement Date”); and terminating at midnight on August 31, 2023 (the “Termination Date”). Subtenant shall have one (1) option to extend the Term, as more particularly set forth in Section 3(a) of this Sublease.

(i)Base Rent: Base Rent shall be as follows::

Period	Annual Rental Rate P/RSF	Annual Base Rent	Monthly Base Rent
Year 1	$21.50	$240,327.00	$20,027.25
Year 2	$22.00	$245,916.00	$20,493.00
Year 3	$22.50	$251,505.00	$20,958.75
Portion of Year 4 through August 31, 2023	$23.00	$257,094.00	$21,424.50
Year 1 (Renewal Term)	$23.50	$262,683.00	$21,890.25
Year 2 (Renewal Term)	$24.00	$268,272.00	$22,356.00
Year 3 (Renewal Term)	$24.50	$273,861.00	$22,821.75
Portion of Year 4 through October 31, 2027 (Renewal Term)	$25.00	$279,450.00	$23,287.50

(j)	Additional Rent: All other costs, other than Base Rent, payable by Subtenant to Sublandlord hereunder, including, without limitation, any applicable excise taxes on Rent.
(k)
First Month’s Base Rent: Upon Subtenant’s execution hereof, Subtenant shall deliver the amount of Twenty Thousand Twenty-Seven and 25/100 Dollars ($20,027.25), applicable toward the Base Rent payable by Subtenant for the first (1st) full calendar month of the Term.

(l)
Security Deposit: Upon Subtenant’s execution hereof, Subtenant shall deliver to Sublandlord the amount of Forty-Two Thousand Eight Hundred Forty-Nine and 00/100 Dollars ($42,849.00) as a Security Deposit pursuant to Section 7 below.

(m)	Permitted Use: General office use in accordance with the Permitted Use specified in Article IX of the Master Lease, and for no other use or purpose without Sublandlord’s prior written consent.
(n)	Base Year: Calendar Year 2020.
(o)	Janitorial Services: Sublandlord shall provide janitorial services at the Subleased Premises, the costs of which shall be included in Master Lease Pass-Through Charges, as defined below.
(p)	Master Lease/Lessor: That certain Lease Agreement dated March 31, 2017 (the “Master Lease”) in which 25 Vreeland Venture LLC, a Delaware limited liability company, is the current Master Lessor.
(q)
Subtenant’s Proportionate Share:Currently one hundred percent (100%), which is the ratio the RSF of the Subleased Premises bears to the total RSF currently leased by Sublandlord as the lessee under the Master Lease (which Sublandlord’s Proportionate Share under the Master Lease is currently nine and eighty-five hundredths percent (9.85%) based upon the Building RSF of one hundred thirteen thousand four hundred seventy-five (113,475) RSF).

(r)	Parking: See Section 18 below.
(s)	Exhibit: Exhibit A - Floor Plan of Subleased Premises

GENERAL SUBLEASE TERMS
2. DEMISE.  Sublandlord does hereby lease to Subtenant, and Subtenant does hereby lease from Sublandlord, upon the terms, covenants, and conditions herein set forth, the Subleased Premises described in Section 1 hereof and Exhibit A attached hereto, located on the Property. Sublandlord represents to Subtenant that (i) a leasehold interest in the Subleased Premises is vested in Sublandlord pursuant to the Master Lease, (ii) Sublandlord has the authority to enter into this Sublease and its execution and delivery by Sublandlord has been duly authorized, and (iii) the Master Lease is in full force and effect and that to the knowledge of Sublandlord there exists no defaults on the part of Master Lessor or Sublandlord under the Master Lease that are not cured.
(a) Sublease Provisions.  This Sublease is subject and subordinate to the Master Lease identified in Section 1 above (a copy of which Subtenant acknowledges having received), and to all renewals, extensions, hypothecations, and modifications thereof.  Except to the extent otherwise specifically set forth in this Sublease, all the terms, covenants and conditions in the Master Lease shall be applicable to this Sublease with the same force and effect as if Sublandlord were the lessor under the Master Lease and Subtenant were the lessee thereunder; provided, that nothing herein shall be construed as permitting Subtenant hereunder to exercise any extension or renewal rights, to exercise any termination right or to exercise any right of first offer or right of first refusal to purchase the Building or Property or to expand the Premises to which Sublandlord may be entitled under the Master Lease, and in no event shall Subtenant be entitled to any “abated Rent” or any construction, design, or tenant improvement allowances, and in no event shall Sublandlord be obligated to extend the term of the Master Lease for any reason.  In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Master Lessor, Subtenant shall be required to obtain the approval or consent of Master Lessor and Sublandlord.  In all provisions of the Master Lease requiring Sublandlord to submit, exhibit to, supply or provide Master Lessor with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to Master Lessor and Sublandlord.  In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory in its reasonable business judgment.  Notwithstanding the foregoing, the following provisions of the Master Lease shall not apply to this Sublease as between Sublandlord and Subtenant: Section 1.04 (Security Deposit), Section 7.01 (Repairs and Maintenance by Landlord), Section 7.02 (Repairs and Maintenance by Tenant), Section 10.01 (Assignment and Subletting), Article XII (Destruction or Damage), Article 13 (Condemnation), Article XV (Indemnification and Liability), Article XXII (Relocation of Tenant), Section 25.13 (Tenant Financial Statements), Section 25.19 (Renewal Option), Section 25.20 (Termination Option), Section 25.21 (Right of First Offer), provisions relating to the Term (and any renewal options), rental amounts, incentives or concessions, any representations and warranties of Master Lessor, and any other provisions inconsistent with this Sublease.  In no event shall the term of this Sublease extend beyond the date that is the termination or expiration date of the Master Lease.  Subtenant shall neither do nor permit anything to be done which would constitute a default or breach under the Master Lease or which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Master Lessor, and Subtenant agrees to comply with all terms, conditions, and covenants of the Master Lease.  Sublandlord shall neither do nor permit anything to be done which would constitute a default or breach under the Master Lease, or which would cause the Master Lease to be terminated by the Master Lessor due to Sublandlord’s default or breach under the Master Lease, and Sublandlord agrees to comply with all terms, conditions, and covenants of the Master Lease.  Sublandlord shall have no liability to Subtenant if this Sublease is terminated due to any termination of the Master Lease by the Master Lessor for any reason other than Sublandlord’s default as the lessee under the Master Lease, or if Master Lessor elects to relocate Sublandlord under the terms of the Master Lease.  If the Master Lease is terminated as a result of Sublandlord’s default under the Master Lease, prior to the expiration date of this Sublease, Subtenant shall, at Master Lessor’s option, fully and completely attorn to Master Lessor for the balance of the term of the Sublease, and Subtenant further waives any provision of any present of future law which may give Subtenant any right of election to terminate this Sublease except that Subtenant reserves the right to terminate this Sublease if such right is provided in this Sublease or if Master Lessor is in default under this Sublease after Master Lessor assumes Sublandlord’s obligations under this Sublease.  The foregoing sentence is further subject to and conditioned upon Master Lessor’s agreement that Subtenant’s possession of the Subleased Premises, and this Sublease, including any options to extend the term hereof, will not be disturbed so long as Subtenant is not in default beyond any applicable notice and cure period hereof,
(B) Master Lessor assumes the Sublandlord’s obligations under this Sublease and is obligated for the return of any security deposit paid by Subtenant under this Sublease, and
(C) this Sublease shall continue as a direct lease between Master Landlord and Subtenant.  This Sublease is subject to any consent required by the Master Lessor.  Subtenant agrees to notify Sublandlord of any default by Master Lessor under the Master Lease of which Subtenant has actual knowledge.  Whenever the consent or approval of Sublandlord is required hereunder, Subtenant shall also be obligated to obtain the written consent or approval of Master Lessor, if required pursuant to the terms of the Master Lease.  Sublandlord shall promptly make such consent request on behalf of Subtenant, and Subtenant shall promptly provide any information or documentation that Master Lessor may request.  Subtenant shall reimburse Sublandlord, not later than five (5) days after written demand by Sublandlord, for any fees and disbursements of attorneys, architects, engineers or others charged by Master Lessor in connection with any such consent or approval.  Sublandlord shall have no liability of any kind to Subtenant for Master Lessor’s failure to give its consent or approval.  Sublandlord covenants that it will not amend the Master Lease in any way that may have a materially adverse impact on Subtenant’s use or occupancy of the Premises.  Sublandlord warrants that during the Term it will comply with the Master Lease and make all payments to Master Lessor required thereunder.  Sublandlord will not voluntarily terminate the Master Lease without Subtenant’s prior written consent.
3. COMMENCEMENT AND EXPIRATION DATES.  The parties agree that the Commencement Date is May 1, 2020.  In the event Sublandlord does not deliver possession of the Subleased Premises pursuant to the Sublease on or prior to the Commencement Date, this Sublease shall automatically terminate, Sublandlord shall refund to Subtenant all monies paid to it hereunder and except for any surviving obligations of Sublandlord and Subtenant hereunder, this Sublease shall be of no force or effect. In no event shall Sublandlord be subject to any liability for its failure to deliver the Premises on or prior to the Commencement Date.  The Sublease shall expire on the Termination Date set forth in Section 1 above.
(a) Option to Extend Term.  Subject to the provisions, limitations and conditions set forth in this Section 3(a), Subtenant shall have one (1) option (“Option”) to extend the Term through October 31, 2027 (the “Renewal Term”).  Subtenant shall have the right to deliver written notice to Sublandlord of its intent to exercise the Option (the “Option Notice”).  If Sublandlord does not receive an Option Notice from Subtenant on a date which is at least three hundred sixty-five (365) days prior to the initial Termination Date, all rights under this Option shall automatically terminate and shall be of no further force or effect.  Upon the proper exercise of the Option, subject to the provisions, limitations and conditions set forth in this Section 3(a), the initial Termination Date shall be extended for the Renewal Term.  The initial monthly Base Rent for the Renewal Term shall be at the monthly Base Rent rate paid by Subtenant hereunder on the Termination Date and shall be subject to the annual adjustments set forth in Section 4 below.  Upon the exercise of the Option, Sublandlord and Subtenant shall immediately execute an amendment to this Sublease, and such amendment shall set forth among other things, the actual commencement date and expiration date of the Renewal Term. The Base Rent for the Renewal Term shall be those specified in Section 1(i) table.  Subtenant shall have no other right to extend the Term under this Section 3(a), unless Sublandlord and Subtenant otherwise agree in writing.  If Subtenant timely and properly exercises the Option, in strict accordance with the terms contained herein, Subtenant shall accept the Subleased Premises in its then “as-is” condition and, accordingly, Sublandlord shall not be required to perform any additional improvements to the Subleased Premises.  The Option provided for herein is personal to Subtenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Sublease.  At Sublandlord’s option, all rights of Subtenant under this Section 3(a) shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (A) Subtenant is in default under the Sublease (beyond the expiration of applicable notice and cure periods) at the time Subtenant exercises the Option, or is in default (beyond the expiration of applicable notice and cure periods) of any provision of the Sublease on the date Sublandlord receives an Option Notice; (B) Subtenant has assigned its rights and obligations under all or part of the Sublease or Subtenant has subleased all or part of the Subleased Premises; (C) Subtenant’s financial condition is materially worse at the time an Option Notice is delivered to Sublandlord than on the Effective Date; (D) Subtenant has failed to properly exercise the Option in a timely manner in strict accordance with the provisions of this Section 3(a); or (E) Subtenant no longer has possession of all or any part of the Subleased Premises under this Sublease, or if this Sublease has been terminated earlier, pursuant to the terms and provisions of this Sublease.

4. RENT.  Subtenant shall pay Sublandlord without prior notice or demand, the Base Rent stated in Section 1 hereof without deduction or offset on the first day of each calendar month during the term.  All amounts payable by Subtenant hereunder other than Base Rent are hereinafter collectively referred to as “Additional Rent” and, Additional Rent and Base Rent are collectively referred to as “Rent”).  Base Rent shall be increased beginning on the first (1st) anniversary of the Commencement Date and annually thereafter by fifty cents ($0.50) per RSF on an annualized basis as set forth in Section 1(i) above.  Rent for any partial calendar month shall be prorated in proportion to the number of days in such calendar month.
5. MASTER LEASE PASS-THROUGH CHARGES. Subtenant agrees to pay Subtenant’s Proportionate Share of increases in all expenses, charges, costs, sums and additional rent otherwise payable by Sublandlord as the lessee under the Master Lease, excluding “Monthly Base Rent” as defined therein, but including, without limitation, “Tenant’s Pro Rata Share” of the “Operating Cost Increase Amount” and the “Tax Increase Amount,” as such terms are defined in the Master Lease (collectively, “Master Lease Pass-Through Charges”), to the extent such Master Lease Pass-Through Charges exceed Master Lease Pass-Through Charges incurred during the Base Year (as defined in the Sublease).  All such Master Lease Pass-Through Charges shall be deemed Additional Rent under this Sublease and collectable as such, and shall be paid in advance on the first day of each month to Sublandlord or, at Sublandlord’s election, to Master Lessor or other third parties. At Sublandlord’s election, Subtenant shall pay estimated Master Lease Pass-Through Charges either in advance via lump sum payment for each calendar year during the Term, or via monthly installments, in each case as reasonably estimated by Sublandlord, as billed by Master Lessor.  Sublandlord shall deliver to Subtenant all relevant statements for Master Lease Pass-Through Charges promptly upon receipt of the same from Master Lessor; provided that, the failure of Sublandlord to timely furnish any such statements shall not preclude Sublandlord from enforcing its rights to collect amounts due from Subtenant hereunder.  If Subtenant has underpaid the same for any calendar year falling within the Term, Subtenant shall pay, within thirty (30) days after receipt of the statement, the full amount of such underpaid amounts, and if Subtenant has overpaid the same, Subtenant shall receive a credit in the amount of Subtenant’s overpayment against Rent next due under this Sublease.  The provisions of this section shall survive the expiration or earlier termination of the Term.  In addition to the foregoing, Subtenant shall be responsible for, and shall pay: (i) all costs of Subtenant’s telephone, internet and data lines installation and usage, including, without limitation, any required Telecommunications Services (as defined in the Master Lease) or Wi-Fi (as defined in the Master Lease); (ii) personal property taxes on all personal property of Subtenant; (iii) any costs or charges for “after hours” or “supplemental” HVAC, elevator charges, lighting or other utilities or services requested or used by Subtenant at the Subleased Premises or in connection with this Sublease; (iv) any damage caused by Subtenant’s negligence or misuse of the Subleased Premises or the remainder of the Premises or the Building; and (v) Subtenant’s Proportionate Share of any payment for utilities or services paid for or furnished by Sublandlord for the Subleased Premises that do not constitute Master Lease Pass-Through Charges, including, without limitation, “Tenant’s Electricity Charge” (as defined in the Master Lease).
6. SERVICES AND UTILITIES.  Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Subleased Premises, and nonexclusive rights to use of the common area portions of the Building and Property, as the same are to be provided by Master Lessor under the Master Lease.  Sublandlord shall have no duty to perform any obligations of Master Lessor which are, by their nature, the obligation of an owner or manager of real property.  For example, Sublandlord shall not be required to provide the services or repairs which the Master Lessor is required to provide under the Master Lease.  Subtenant agrees that performance by Sublandlord of its obligations under the Sublease is conditioned on performance by Master Lessor of its corresponding obligations under the Master Lease, and, provided Sublandlord is using commercially reasonable efforts to cause Master Lessor to provide the same or otherwise perform under the Master Lease, Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Lessor in the performance or observance by Master Lessor of any of its obligations under the Master Lease, nor shall such default by Master Lessor affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that Sublandlord’s default excuses performance by Master Lessor, under the Master Lease.  Notwithstanding the foregoing, the parties contemplate that Master Lessor shall, in fact, perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Lessor, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Lessor to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease. If permitted by Master Lessor, Sublandlord agrees that Subtenant may contact Master Lessor directly, at Subtenant’s expense, to cause Master Lessor to provide any building services or utilities contemplated under the Master Lease to be provided to the Premises. Except as provided in the immediately preceding sentence or as otherwise agreed to by Sublandlord in writing, Subtenant shall not directly contact Master Lessor for any other purpose.
7. SECURITY DEPOSIT.  Subtenant has deposited with Sublandlord the Security Deposit set forth in Section 1 above, to be held by Sublandlord during the Term as set forth below.  The Security Deposit shall be held by Sublandlord without liability for interest and as security for the performance by Subtenant of Subtenant’s covenants and obligations hereunder, it being expressly understood that the Security Deposit shall not be considered as a measure of Subtenant’s damages in case of default by Subtenant.  Sublandlord may, in its sole discretion, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any default under this Sublease or to satisfy any other covenant or obligation of Subtenant hereunder.  Following any such application of the Security Deposit, Subtenant shall pay to Sublandlord on written demand the amount so applied in order to restore the Security Deposit to its original amount.  If Subtenant is not in default at the termination of this Sublease, the balance of the Security Deposit remaining after any such application shall be returned to Subtenant within thirty (30) days after such termination, after deducting therefrom any unpaid obligation of Subtenant to Sublandlord as may arise under this Sublease, including, without limitation, the obligation of Subtenant to restore the Subleased Premises upon termination of this Sublease.  If Sublandlord transfers its interest in the Subleased Premises during the term of this Sublease, Sublandlord may assign the Security Deposit to the transferee provided that such transferee accepts, in writing, to be bound by the terms of this Sublease as the landlord hereunder.

8. ACCEPTANCE OF SUBLEASED PREMISES.  Subtenant hereby accepts the Subleased Premises in its “as-is” condition existing as of the Commencement Date, and acknowledges that Sublandlord shall have no obligation of any kind to alter, repair, improve, or rebuild the Subleased Premises in connection with Subtenant’s occupancy thereof except to the extent specifically set forth elsewhere in this Sublease.  Subtenant acknowledges that neither Sublandlord nor Sublandlord’s agent has made any representation or warranty as to the suitability of the Subleased Premises for the conduct of Subtenant’s business or for any particular purpose, or the existence of any latent defects at the Subleased Premises.  Subtenant hereby waives any rights, claims or actions against Sublandlord under any express or implied warranties relating thereto.
(a) Furniture, Fixtures and Equipment.  Without limiting any provision contained in this Section 8, Sublandlord agrees to allow Subtenant to use any available furniture, fixtures and equipment (“FF&E”) located in the Subleased Premises and left behind by Sublandlord for Subtenant’s use during the Term, as more particularly described on Schedule 1 attached hereto and made a part of the Sublease, at no additional cost to Subtenant.  Without limiting the generality of the foregoing, Sublandlord shall remove all printers located within the Subleased Premises prior to the Commencement Date, and Subtenant shall in no event use such printers or have any rights thereto.  The FF&E is provided in its “as-is” condition existing as of the Commencement Date, without representation and warranty.  Subtenant shall cause the FF&E to be insured under the property insurance policy required under this Sublease and pay all taxes with respect to the FF&E.  Subtenant shall maintain the FF&E in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring the Term.  Subtenant shall surrender the FF&E upon the termination or earlier termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted.  Subtenant shall not remove any of the FF&E from the Subleased Premises.
9. CARE OF SUBLEASED PREMISES.  With respect to the Subleased Premises only, Subtenant shall assume and agrees to perform all repair and maintenance obligations required to be performed by the Sublandlord as the lessee under the Master Lease.  If Subtenant fails to perform Subtenant’s obligations under this Section, Sublandlord may, at Sublandlord’s option, enter upon the Subleased Premises after fifteen (15) days’ prior notice to Subtenant and put the same in good order, condition and repair, and the cost thereof together with interest thereon at the rate of 18% per annum shall be due and payable as Additional Rent to Sublandlord together with Subtenant’s next installment of Base Rent.
10. ALTERATIONS AND ADDITIONS.   Subtenant shall not make any alterations, improvements, additions, or utility installations in or about the Subleased Premises (collectively, “Alterations”) without first obtaining the written consent of Sublandlord and Master Lessor, if such consent is required under the Master Lease, and in accordance with the terms of the Master Lease relating to alterations and plans and specifications approved by Sublandlord and Master Lessor.
11. ASSIGNMENT AND SUBLETTING.  In addition to and not in lieu of limitations and restrictions on assignment and subletting imposed on Sublandlord as the lessee under the Master Lease, all of which are fully incorporated herewith and shall be fully applicable to Subtenant hereunder, Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises, or by operation of law, without the prior written consent of Sublandlord, which may be withheld in Sublandlord’s sole discretion. Subtenant shall also be required to obtain the consent of Master Lessor pursuant to the terms of the Master Lease in connection with any proposed assignment or subletting, to the extent that the consent of Master Lessor’s consent is required under the Master Lease.
12. ACCESS.  Subtenant shall permit Sublandlord and its agents to enter the Subleased Premises at all reasonable times and with reasonable notice for the purpose of inspecting, cleaning, repairing, altering or improving the same and to perform all functions and duties required of it as the lessee under the Master Lease.
13. DAMAGE OR DESTRUCTION; CONDEMNATION.  In no event shall Sublandlord have any obligation to repair or restore the Building, any common areas in the Building or Property, the Premises, or the Subleased Premises due to an event of damage or destruction in the event of a taking by any governmental authority.  Nothing herein shall affect or limit Sublandlord’s rights and elections under the Master Lease.  In the event Sublandlord is entitled, under the Master Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant shall be entitled to Subtenant’s Proportionate Share of such rent abatement unless the effect on the Subleased Premises of such fire or other casualty or such taking shall be substantially disproportionate to the amount of the abatement, in which event the parties shall equitably adjust the abatement as between themselves, based on the relative impact of the fire or other casualty, or the taking, as the case may be.  If the Master Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations, Subtenant shall be responsible for repair or restoration of its leasehold improvements or alterations as to the Subleased Premises, and Subtenant shall make any insurance proceeds resulting from the loss which Sublandlord is obligated to repair or restore available to Sublandlord and shall permit Sublandlord to enter the Subleased Premises to perform the same, subject to such conditions as Subtenant may reasonably impose. Notwithstanding the foregoing, to the extent Sublandlord has the right to cause the Subleased Premises to be rebuilt under the Master Lease and Sublandlord exercises its right to cause Master Lessor to rebuild the same, Sublandlord shall use commercially reasonable efforts to cause Master Lessor to repair the damage with reasonable speed. To the extent Sublandlord has the right to terminate the Master Lease pursuant to the Master Lease due to an event of damage or destruction in the event of a taking by any governmental authority, Subtenant shall have the right to terminate the Sublease.

14. INSURANCE.  Subtenant shall, throughout the term of this Sublease and any renewal or extension hereof, and at its own expense, keep and maintain in full force and effect, the forms and types of insurance required to be carried by Sublandlord as the lessee under the Master Lease.  Subtenant shall deliver to Sublandlord evidence of insurance for all insurance required to be carried by Subtenant hereunder and all required endorsements, identifying Sublandlord and Master Lessor as additional insureds and otherwise complying with the requirements of the Master Lease.  As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Subtenant pursuant to the terms of this Sublease so that at no time shall Subtenant’s required insurance coverages lapse. If Subtenant fails to acquire or maintain any insurance or provide any certificate or policy required by this Sublease, and such failure continues for ten (10) business days after written notice from Sublandlord to Subtenant, Sublandlord may, but shall not be required to, obtain such insurance for Sublandlord's benefit and Subtenant shall reimburse Sublandlord for the costs of the premiums of such insurance within ten (10) days of receipt of a written request for reimbursement from Sublandlord.  Such amounts shall be Additional Rent payable by Subtenant hereunder and in the event of non-payment thereof, Sublandlord shall have rights with respect to such non-payment as it has with respect to any other non-payment of rent hereunder.
15. INDEMNITY.  Subtenant shall indemnify, protect, defend (with counsel acceptable to Sublandlord) and hold harmless Sublandlord and its trustees, shareholders, officers, affiliates, employees, agents, attorneys, successors and assigns, from all liabilities, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, asserted by third parties and arising out of the use of the Subleased Premises or any other portion of the Property by Subtenant, its employees, or others acting for or on behalf of Subtenant (the “Subtenant Parties”), out of the conduct of Subtenant’s business, out of any breach or default in the performance of Subtenant’s obligations under this Sublease.  Sublandlord need not first have paid any such expense in order to be so indemnified.  Sublandlord agrees to notify Subtenant promptly following Sublandlord’s learning of such claims; provided, however, that Sublandlord’s failure to provide such notice shall not diminish Subtenant’s obligations hereunder.  The foregoing shall not extend to any damage or injury which Subtenant establishes in a court of competent jurisdiction was solely caused by the gross negligence of Sublandlord.  Notwithstanding anything contained in this Sublease to the contrary, in no event shall Subtenant be liable to Sublandlord or any of its agents, directors, officers, employees, successors and assigns on account of any claims for any lost business or profits or indirect or consequential losses or damages or any punitive damages. Notwithstanding anything contained in this Sublease to the contrary, in no event shall Sublandlord be liable to Subtenant or any of its agents, directors, officers, employees, successors and assigns on account of any claims for any lost business or profits or indirect or consequential losses or damages or any punitive damages. This Section 15 shall survive the expiration or earlier termination of this Sublease.
16. SURRENDER OF POSSESSION.  Subject to the terms of this Sublease and the Master Lease relating to events of damage or destruction, upon expiration of the term of this Sublease, whether by lapse of time or otherwise, Subtenant shall promptly and peacefully surrender the Subleased Premises and the FF&E to Sublandlord “broom-clean” and in as good condition as when received by Subtenant from Sublandlord  on the Commencement Date, reasonable use, wear and tear excepted.  Subtenant shall remove all of its personal property and trade fixtures from the Subleased Premises at the expiration of the term; any property not so removed shall be deemed abandoned and may be sold or otherwise disposed of as Sublandlord deems advisable. Without limiting the foregoing, Subtenant shall be required to remove any Alterations constructed by Subtenant upon the expiration of the Term, as may be extended by the Renewal Term, if Master Lessor and/or Sublandlord requested such removal at the time consent was obtained in accordance with Section 10 above.
17.  SIGNAGE. Sublandlord shall cause Master Lessor, at Subtenant’s cost, to replace Sublandlord’s name with Subtenant’s name on the directory of tenants in the entrance lobby area of the Building, the exterior stand-up tenant directory located in the courtyard and a floor directory of tenants on each of the floors, pursuant to Section 6.01 of the Master Lease.  Any signage desired by Subtenant shall be subject to the terms and conditions of the Master Lease (“Subtenant Signage”) and shall in any event require Sublandlord’s prior consent. Subtenant shall be responsible for maintaining all Subtenant Signage during the Term and shall be responsible for removing same at the expiration or earlier termination of this Sublease and repairing any damage caused by such removal.  If Subtenant fails to maintain the Subtenant Signage, or if Subtenant fails to remove same upon the expiration of the Term or earlier termination of this Sublease and repair any damage caused by such removal, Sublandlord may do so at Subtenant’s expense and Subtenant shall reimburse Sublandlord for all actual costs incurred by Sublandlord to effect such removal.
18. PARKING.    During the Term and as may be established or altered by Master Lessor or Sublandlord, Subtenant shall be entitled to use a total of forty-five (45) parking spaces in common with other tenants of the Building (of which four (4) shall be reserved parking spaces in a location as reasonably determined by Master Lessor from time to time, and forty-one (41) of which shall be unreserved parking spaces).  Subtenant agrees not to overburden the parking facilities of the Building, and Subtenant shall not use more than the allocated number of parking spaces set forth in this Section 18.

19. DEFAULT.  In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under, this Sublease (and after the expiration of all of the applicable notice and cure periods Sublandlord, as lessee of the Master Lease is entitled to, in the event of a similar default), Sublandlord shall have available to it against Subtenant all of the remedies available to Master Lessor under the Master Lease in the event of a similar default on the part of Sublandlord thereunder. Notwithstanding anything contained in this Section 19, in the event a shorter notice and cure period is required hereunder in order for Sublandlord to timely cure any corresponding obligation under the Master Lease, Sublandlord and Subtenant shall reasonably cooperate to agree upon a shorter notice and cure period.
20. NON‑WAIVER.  Waiver by Sublandlord of any term, covenant or condition herein contained or any breach thereof shall not be deemed to be a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition herein contained.
21. HOLDOVER.  If Subtenant remains in possession of the Subleased Premises or any part thereof after the expiration of the term of this Sublease without the express written consent of Sublandlord, then, in addition to all of Sublandlord’s rights and remedies for such holdover pursuant to the terms of the Master Lease, Subtenant may also be liable to Sublandlord for any and all damages or expenses which Sublandlord may have to incur as a result of Subtenant’s holdover (including, by way of example and not by way of limitation, any rental or penalty payments that may be imposed against Sublandlord as the lessee under the Master Lease).  Without limiting the generality of the foregoing, if at the end of the term of the Master Lease, Subtenant fails to surrender the Subleased Premises, Subtenant shall be liable for the payment of and shall indemnify Sublandlord for all amounts owed by Sublandlord to Master Lessor due to holding over pursuant to the Master Lease.
22. TRANSFER OF SUBLANDLORD’S INTEREST.  In the event of any transfer of Sublandlord’s interest in the Master Lease or the Subleased Premises, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Sublandlord accruing from and after the date of such transfer and such transferee shall have no obligation or liability with respect to any matter occurring or arising prior to the date of such transfer.  Subtenant agrees to attorn to the transferee.
23. RIGHT TO PERFORM.  If Subtenant shall fail to pay any sum of money required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Sublandlord, Sublandlord may, but shall not be obligated so to do, and without waiving or releasing Subtenant from any obligations of Subtenant, make such payment or perform any such other act on Subtenant’s part to be made or performed as provided in this Sublease.
24. NOTICES. Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as lessee under the Master Lease.  Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Master Lessor or from any governmental authorities.  All notices, demands and requests shall be in writing and shall be sent either by hand delivery, by electronic mail, or by a nationally recognized overnight courier service (e.g., FedEx), in either case return receipt requested, to the address of the appropriate party below.  Notices, demands and requests so sent shall be deemed given when the same are received.
If to Sublandlord:
COWI North America, Inc.
1191 2ND Avenue, Suite 1110
Seattle, Washington 98101
Attn: George Niktaris, Chief Financial Officer
Email: grns@cowi.com

with a copy to:

Stoel Rives LLP
500 Capitol Mall, Suite 1600
Sacramento, CA  95814
Attn:  Sylvia S. Arostegui, Esq.
Email: sylvia.arostegui@stoel.com

If to Subtenant:	PDS Biotechnology Corporation 25B Vreeland Road, Florham Park, Suite 300, New Jersey 07932 Attn: Andrew Saik Email: Asaik@pdsbiotech.com

25. GENERAL.
(a) Authority.  Each individual executing this Sublease on behalf of Subtenant represents and warrants that he or she is duly authorized to execute and deliver this Sublease on behalf of Subtenant, and that this Sublease is binding upon Subtenant in accordance with its terms.
(b) No Brokers.  Each of the parties represents and warrants to the other that, other than Colliers International (“Sublandlord’s Broker”), which represented Sublandlord in connection with this Sublease, and Avison Young – New York, LLC (“Subtenant’s Broker”), which represented Subtenant in connection with this Sublease, it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sublease and shall indemnify and hold harmless the other party against any loss, cost, liability or expense incurred by the indemnified party as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sublandlord or Subtenant, as applicable. Sublandlord shall be responsible for commissions to both Sublandlord’s Broker and Subtenant’s Broker pursuant to separate agreements.
(c) Entire Agreement.  This Sublease is the final and complete expression of Sublandlord and Subtenant relating in any manner to the leasing, use and occupancy of the Subleased Premises, to Subtenant’s use of the common areas of the Building or Property and other matters set forth in this Sublease.  No prior agreements or understanding pertaining to the same shall be valid or of any force or effect and the covenants and agreements of this Sublease shall not be altered, modified or added to except in writing signed by both Sublandlord and Subtenant.
(d) Costs and Attorneys Fees; Waiver of Jury Trial.  If Subtenant or Sublandlord shall bring any action for any relief against the other as permitted by this Sublease, declaratory or otherwise, arising out of this Sublease, including any suit by Sublandlord for the recovery of Base Rent, Additional Rent or other payments hereunder or possession of the Subleased Premises each party shall, and hereby does, to the extent permitted by law, waive trial by jury and the losing party shall pay the prevailing party a reasonable sum for attorneys fees in such suit, at trial and on appeal, and such attorneys fees shall be deemed to have accrued on the commencement of such action. If Sublandlord retains an attorney in connection with the default of Subtenant hereunder, Subtenant shall pay Sublandlord’s reasonable attorneys fees whether or not suit is filed.
(e) Time of Essence.  Time is of the essence for the performance of all of the obligations specified hereunder.
(f) Merger.  The voluntary or other surrender of this Sublease by Subtenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Sublandlord, terminate all or any existing subtenancies or may, at the option of Sublandlord, operate as an assignment to Sublandlord of any or all of such subtenancies.
(g) Consent of Master Lessor.  This Sublease is expressly conditioned on the receipt of consent hereto by the Master Lessor as and to the extent required by the Master Lease, with such modifications as may be required by Master Lessor and as are reasonably acceptable to Sublandlord and Subtenant. Sublandlord and Subtenant are requesting that Master Lessor consent to this Sublease, to be obtained at the sole cost and expense of Sublandlord.  Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Master Lessor in connection with Master Lessor’s approval of this Sublease.  In the event Master Lessor fails to execute and deliver the consent by April 1, 2020 (subject to force majeure and which period may be extended by Sublandlord day-for-day if Subtenant delays in providing any reasonable information, signatures or documents required by Master Lessor in connection with providing its consent), Sublandlord and Subtenant shall each have the right to terminate this Sublease by giving written notice of such termination during the period prior to the receipt of the fully executed consent from Master Lessor.
(h) Limitation of Liability.  Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall the Subtenant Parties be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for: (i) any liabilities, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees incurred in connection with a failure of Master Lessor, its employees, or others acting for or on behalf of Master Lessor to perform or cause to be performed Master Lessor’s obligations under the Master Lease (provided Sublandlord is using commercially reasonable efforts to cause Master Lessor to provide the same or otherwise perform under the Master Lease), unless such failure to perform is due to a breach by Sublandlord under the Master Lease; or (ii) any liabilities, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended use. Notwithstanding any other provision contained in this Sublease to the contrary, Sublandlord shall look only to the assets of Subtenant for the satisfaction of any liability of Subtenant under this Sublease, it being expressly understood and agreed that any partner, officer, director, shareholder, member, employee or agent of Subtenant as an individual shall not be held personally liable for such obligations and Sublandlord shall not pursue satisfaction of any judgment against Subtenant against the assets of any individual partner, officer, director, shareholder, member, employee or agent of Subtenant.
(i) Arbitration.  Except for claims: (i) for nonpayment of Rent; (ii) arising out of the indemnity obligations; (iii) involving any party other than Sublandlord and Subtenant; and (iv) for injunctive relief, any dispute, claim or controversy arising out of or related to this Sublease or the performance, enforcement, breach, termination, validity or interpretation thereof, including, the determination of the scope and applicability of this agreement to arbitrate, that cannot be resolved through good faith discussions between the parties within a reasonable period of time (not to exceed thirty (30) days), will be settled by binding arbitration conducted before one arbitrator.  The arbitration shall be administered by the Judicial Arbitration and Mediation Services (“JAMS”).  The arbitrator shall administer and conduct any arbitration in accordance with New Jersey law, without reference to rules of conflict of law.  Any arbitration under this Sublease shall be conducted in Morris County, New Jersey.  Either party may submit the matter to arbitration.  The arbitrator shall issue a written decision with the essential findings and conclusions on which the decision is based.  If, for any reason, any part or portion of this arbitration clause is held to be invalid or unenforceable, all other valid parts and portions shall be severable in nature, and remain fully enforceable.  Each party will bear its own expenses in the arbitration and will share equally the costs of the arbitration; provided, however, the arbitrator may, in its discretion, award costs and fees to the prevailing party.  Judgment upon the award may be entered in any court having jurisdiction over the award or over the applicable party or its assets.
(j) Truth-in-Renting Act.  Pursuant to the Truth-in-Renting Act, N.J.S.A. 46:8-43 et seq., Sublandlord hereby notifies Subtenant that the Property is not located in a flood zone.  Subtenant acknowledges that this letter constitutes notice by Sublandlord to Subtenant as required by the Truth-in-Renting Act pursuant to N.J.S.A. 46:8-50.
(k) Governing Law.  This Sublease shall be governed by the laws of the State of New Jersey.
(l) Severability.  If any provision of this Sublease, in whole or in part, or the application of any provision, in whole or in part, is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, such provision, or part of such provision, shall be severed from this Sublease.  The illegality, invalidity or unenforceability of any provision, or part of any provision, of this Sublease shall not affect any other provisions of this Sublease, which shall continue in full force and effect.
(m) Counterparts.  This Sublease may be executed in one or more counterparts, each of which shall be deemed to be an original (including copies sent to a party by electronic transmission) as against the party signing such counterpart, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Sublease has been executed as of the Effective Date first above set forth.
SUBLANDLORD:	COWI NORTH AMERICA, INC., a Delaware corporation

By: /s/ George Niktaris
Name: George Niktaris
Its: Chief Financial Officer

SUBTENANT:	PDS BIOTECHNOLOGY CORPORATION, a Delaware corporation

By:  /s/ Frank Bedu-Addo
Name: Frank Bedu-Addo
Its: President and Chief Executive Officer

EXHIBIT A
FLOOR PLAN OF SUBLEASED PREMISES
[See Attached]

ELEC. CLO.
MEN'S TOILETS
JAN.
WOMEN'S TOILETS
TEL. CLO.
Demised Premises

THIRD FLOOR

2/8/2016

For Leasing Information Please Contact

**BERGMAN**
REAL ESTATE GROUP

— John Osborne, Exec. Director Leasing —
732-855-8600 ext. 115
Josborne@BergmanRealty.com

# 25B VREELAND ROAD
# FLORHAM PARK, NEW JERSEY

www.bergmanrealty.com

INTERIOR SPACE PLANNING
JEFFREY BARTON, A.I.A., P.C.
ARCHITECT
697 MILL CREEK RD, SUITE 10-12 MANAHAWKIN, N.J. 08050 609 488-5190

SCHEDULE 1
LIST OF FF&E
Office Inventory:
Reception:
•	Reception desk and desk chair
•	Guest seating/chairs and table
Main Conference Room:
•	Large conference table and sixteen (16) conference table chairs
•	Six (6) side chairs
•	Two (2) credenzas
•	Flatscreen TV
Small Conference Room:
•	Small conference table
•	Five (5) conference chairs
•	Flatscreen TV
Bullpen:
•	Thirty-six (36) workstations and thirty-five (35) desk chairs
•	Seven (7) lateral file cabinets
•	Two (2) high-top collaborative tables, with six (6) bar height chairs
•	Six (6) open shelving units
•	Two (2) storage cabinets with doors and locks
Private Office Furniture:
•	Executive office has additional small conference table and four (4) chairs
•	Each office has desk and desk chair (one missing the side cabinets)
•	One (1) double occupancy office contains two (2) desks and two (2) desk chairs
Kitchen:
•	Two (2) medium tables, each with six (6) chairs
•	Two (2) small tables, each with three (3) chairs
•	One (1) dishwasher